UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Watsco, Inc.

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Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, June 1, 2020

Time:	9:00 a.m., Eastern Daylight Time

Place:	Watsco, Inc. Corporate Office 2665 South Bayshore Drive, Suite 901 Miami, Florida 33133

Purpose:	1. For our holders of Common stock to elect one director and for our holders of Class B common stock to elect two directors.

2. To consider and vote on a non-binding advisory resolution regarding the compensation of our named executive officers.

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

4. To consider any other business that is properly presented at the meeting or any adjournments thereof.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on April 3, 2020.

Proxy Voting:

Whether or not you expect to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

Please note that, as part of our concern regarding the health and safety of our shareholders, directors, officers, employees, and meeting attendees in light of the current coronavirus (COVID-19) outbreak, we may elect to change the date, time or location of the Annual Meeting. If we decide to make such a change, we will provide you notice promptly after making such determination via a press release and a filing with the Securities and Exchange Commission, as well as a posting on the investor relations section of our website, www.watsco.com.

By order of the Board of Directors,

BARRY S. LOGAN

Executive Vice President and Secretary

April 24, 2020

This is an important meeting, and all shareholders of record as of April 3, 2020 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend the meeting in person to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on Proposals 1 or 2 in this Proxy Statement without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of Proposals 1 or 2 contained in this Proxy Statement.

*	To be voted on at the meeting

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders’ Meeting to Be Held on June 1, 2020

The Company’s 2019 Annual Report and this Proxy Statement are available at:

www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of April 3, 2020, which entitles you to vote those shares at our 2020 annual meeting of shareholders. Our Board of Directors (referred to as the Board), is soliciting proxies from shareholders who wish to vote their shares at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes and provides information about the matters on which you are being asked to vote so that you can make an informed decision. Watsco, Inc. is referred to in this document as Watsco, we, us, our and the Company.

This Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 24, 2020. Shareholders should review the information contained in this Proxy Statement together with our 2019 Annual Report, which accompanies this Proxy Statement.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

Please note that, as part of our concern regarding the health and safety of our shareholders, directors, officers, employees, and meeting attendees in light of the current coronavirus (COVID-19) outbreak, we may elect to change the date, time or location of the Annual Meeting. If we decide to make such a change, we will provide you notice promptly after making such determination via a press release and a filing with the Securities and Exchange Commission, as well as a posting on the investor relations section of our website, www.watsco.com.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

The annual meeting will be held on Monday, June 1, 2020, at 9:00 a.m., Eastern Daylight Time at the Watsco, Inc. Corporate Office, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Who may attend the annual meeting?

Shareholders of record as of April 3, 2020 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring (1) a brokerage statement evidencing your share ownership as of the record date, (2) a legal proxy from the broker to vote the shares that are held for your benefit and (3) valid photo identification.

What is the purpose of the annual meeting?

Our 2020 annual meeting will be held for the following purposes:

1.	To vote on the election of directors as follows:

a.	for the holders of Common stock to elect Brian E. Keeley to serve as a director until our 2023 annual meeting of shareholders, or until his successor is duly elected and qualified; and

b.

for the holders of Class B common stock to elect (i) Cesar L. Alvarez to serve as a director until our 2023 annual meeting of shareholders, or until his successor is duly elected and qualified and (ii) Denise Dickins to serve as a director until our 2023 annual meeting of shareholders, or until her successor is duly elected and qualified.

2.	To consider and vote on a non-binding advisory resolution regarding the compensation of our named executive officers.

3.	To ratify the appointment of KPMG LLP (referred to as KPMG) as our independent registered public accounting firm for the 2020 fiscal year.

4.	To vote on such other business, if any, as may properly come before the meeting or any adjournments thereof.

Who may vote?

The Board set April 3, 2020 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponements or adjournments of the annual meeting.

There were 32,756,082 shares of our Common stock and 5,592,886 of Class B common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the ten days immediately preceding the annual meeting, and this list will be available at the annual meeting itself for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one (1) vote per share, and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval, except with respect to the election of directors as described below.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our number of directors (rounded up to the next whole number), which is presently three (3) directors. Holders of our Class B common stock vote separately to elect 75% of our number of directors (rounded down to the next whole number), which is presently six (6) directors.

Other Matters

Other than with respect to the election of directors, holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as otherwise required by applicable law.

How do I vote?

Shareholders of Record. You are a shareholder of record if you are registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company, LLC. To vote by mail, simply mark, sign and date your proxy card, and return it in the enclosed, postage-paid envelope. To vote in person, you must attend our annual meeting, bring valid photo identification, and deliver your completed proxy card in person.

Beneficial Shareholders. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained by our transfer agent. If you hold shares in street name, you will receive voting instructions from your brokerage firm, bank, trustee or other nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date, and obtain a legal proxy from your broker, bank or other nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•	FOR the election of each of the director nominees named in this Proxy Statement;

•	FOR approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

•	FOR ratification of KPMG as the Company’s independent registered public accounting firm for the 2020 fiscal year.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no directions, the proxy will be voted:

•	FOR the election of each of the director nominees named in this Proxy Statement;

•	FOR approval of a non-binding advisory resolution regarding the compensation of our named executive officers;

•	FOR ratification of KPMG as the Company’s independent registered public accounting firm for the 2020 fiscal year; and

•

In accordance with the recommendation of our Board of Directors “FOR” or “AGAINST” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding shares of Common stock and Class B common stock (referred to as common stock) as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting.

If less than a majority of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

Under our Second Amended and Restated By-Laws (referred to as our By-Laws), if a quorum is present, to be elected as a director, a nominee must receive a majority of the votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, cast in favor of such nominee’s election.

A properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee. Shareholders do not have the right to cumulate their votes for directors.

Approval of a Non-Binding Advisory Resolution Regarding the Compensation of our Named Executive Officers

If a quorum is present, approval requires that a majority of the votes cast at the annual meeting are cast “FOR” approval.

Ratification of KPMG as our independent auditor

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that a majority of the votes cast at the annual meeting are cast “FOR” ratification.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but abstentions will not have an effect on the outcome of any proposal. As noted above, however, a properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, which include the proposal to ratify KPMG as our independent public accounting firm for the 2020 fiscal year. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, which include Proposal No. 1 and Proposal No. 2 described in this Proxy Statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal No. 1) and with respect to the non-binding advisory resolution (Proposal No. 2) described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for the election of directors or with respect to the non-binding advisory resolutions.

If any other routine matters are properly brought before the annual meeting in addition to Proposal No. 3, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

DIRECTORS & EXECUTIVE OFFICERS

Directors & Executive Officers

Our Amended and Restated Articles of Incorporation and our By-laws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible into three equal divisions, each of which serves for a three-year term. We refer to directors elected by holders of our Common stock as Common Directors and we refer to directors elected by holders of our Class B common stock as Class B Directors.

The names of our directors, executive officers and director nominees and their respective ages, positions (including designation as a Common Director or Class B Director), biographies and, in the case of directors, their qualifications to serve as directors, are set forth below.

Name	Age	Position
J. Michael Custer	57	Class B Director
Barry S. Logan	57	Executive Vice President, Planning & Strategy and Secretary
Ana M. Menendez	55	Chief Financial Officer & Treasurer
Bob L. Moss	72	Class B Director and Co-Vice Chairman of the Board
Aaron J. Nahmad	38	President and Class B Director
Albert H. Nahmad	79	Chairman & Chief Executive Officer and Class B Director
Steven (Slava) Rubin	41	Common Director
Stephen F. Rush	70	Executive Vice President & Chief Operating Officer
George P. Sape	75	Common Director

Director Nominees (1)
Cesar L. Alvarez	72	Class B Director and Co-Vice Chairman of the Board
Denise Dickins	58	Class B Director
Brian E. Keeley	75	Common Director

(1)	Each nominee has been reviewed and recommended for nomination by our Nominating & Governance Committee and has consented to serve as a director if elected.

J. Michael Custer joined the Board in December 2018. Mr. Custer currently leads the tax services practice as a Principal at Kaufman Rossin, one of the nation’s top 100 accounting firms, which he joined in 2001. Prior to his tenure at Kaufman Rossin, Mr. Custer was a partner at Deloitte, which he joined in 1985. Mr. Custer brings financial, accounting, and tax skills along with leadership development and management expertise to the Board. Mr. Custer is a Certified Public Accountant. Mr. Custer is a member of the Audit Committee.

Barry S. Logan has served as our Executive Vice President, Planning & Strategy since September 2019 and previously served as a Watsco director from 2011 to 2018. Mr. Logan served as Senior Vice President from 2003 to 2019, as Vice President of Finance and Chief Financial Officer from 1997 to 2003, as Treasurer from 1996 to 1998 and in other capacities beginning in 1992. Mr. Logan is a certified public accountant. Mr. Logan was Watsco’s fourth corporate employee and is an integral participant in the Company’s business development initiatives, financial and other strategic activities during his 28-year career. He is also the principal contact with the institutional shareholder community and, as such, is the principal contact for engagement with our shareholders.

Ana M. Menendez has served as our Chief Financial Officer and Treasurer since 2003, as Treasurer since 1998, and as Assistant Secretary since 1999. Ms. Menendez is a certified public accountant. Ms. Menendez supervises all financial and accounting aspects of the Company, including taxes, risk management, benefits, treasury and cash management, the Company’s system of internal control and other compliance activities. She also is the leader and principal contact for the Company’s banking relationships and actively participates at a senior level in a variety of strategic activities. Ms. Menendez served on the Advisory Board of the College of Education at Florida International University from 2013 through 2015. She is a member and former board chair of the Miami branch of the Federal Reserve Bank of Atlanta.

Bob L. Moss rejoined the Board in 2014 after having previously served as a director from 1992 to 2012. Mr. Moss is a dynamic leader and has built a successful career in the construction industry over the span of approximately 50 years. He is the Founder, Chairman, and Chief Executive Officer of Moss & Associates LLC, which is one of the largest general contractors in the Southern United States with managed revenues of more than $5 billion. Mr. Moss previously served as chairman of the board and Chief Executive Officer of Centex Construction Group (“Centex”), where he spent 23 years building Centex into the largest domestic general building contractor in the nation. Mr. Moss is the Lead Independent Director and serves as our Co-Vice Chairman of the Board and chair of the Nominating & Governance Committee. Mr. Moss brings entrepreneurial skills, business-building abilities, leadership development experience and a wealth of knowledge of the construction industry to our Board.

Aaron J. (A.J.) Nahmad has served as the President of the Company since 2016 and as a director since 2011. He served as Vice President of Strategy & Innovation from 2010 until 2016 and as Director of Global Business Development beginning in 2005. He holds a B.A. from the University of Pennsylvania and a M.B.A. from New York University’s Leonard N. Stern School of Business. He is the son of Albert H. Nahmad. A.J. Nahmad has led the transformation of Watsco into a technology-enabled business. His promotion to President in 2016 recognized this leadership and acknowledged the importance of the successful execution and adoption of these innovations across the Watsco enterprise. He is a member of the Strategy Committee.

Albert H. Nahmad has been the visionary founder and leader of Watsco for more than 40 years, having served as our Chairman and Chief Executive Officer since 1972. Among his many contributions, Mr. Nahmad has been instrumental in the scaling of our business through acquisitions, the cultivation of strategic vendor relationships, and the development of Watsco’s entrepreneurial culture. In 1988 Mr. Nahmad made the decision to pivot the Company’s strategic focus from manufacturing to distribution of HVAC/R products. Since that time, Watsco’s market capitalization has grown from $22 million to $6.9 billion, and its 30-year compounded annual growth rate of total shareholder return has been 18%. With revenues of $4.8 billion in 2019, Watsco has solidified its place as the industry leader and now has approximately 5,800 employees serving approximately 100,000 contractor customers through a branch network of 606 locations. He serves as chair of the Strategy Committee.

Steven (Slava) Rubin was appointed to the Board in March 2018. Mr. Rubin is co-founder of humbition, an early stage operators venture fund built by founders, for founders. He is also co-founder of Vincent, an online platform to discover and diligence the vast world of alternative investments. Mr. Rubin previously founded Indiegogo, Inc. (“Indiegogo”), a company dedicated to empowering people from all over the world to make their ideas a reality. As Chief Executive Officer for more than 10 years since inception in 2006, Mr. Rubin grew Indiegogo from an idea to over 500,000 campaigns and more than $1 billion distributed around the world. Prior to Indiegogo, he was a strategy consultant working on behalf of clients such as MasterCard, Goldman Sachs and FedEx. He is also the founder of “Music Against Myeloma,” a charity that raises funds and awareness for cancer research in partnership with the International Myeloma Foundation. Mr. Rubin is a graduate of The Wharton School at the University of Pennsylvania. He currently serves as a member of the board for Indiegogo. Mr. Rubin is an innovative technologist who brings entrepreneurial, management, and strategic insights to the Board. He is a member of the Compensation Committee and Strategy Committee.

Stephen F. Rush was promoted to serve as Executive Vice President and Chief Operating Officer (“COO”) of the Company on April 1, 2019. Mr. Rush joined the Company in 2001 and served in various leadership roles at several operating subsidiaries of the Company through 2016, when he assumed a non-executive advisory role in the Office of the President. As COO, Mr. Rush oversees the Company’s primary operating subsidiaries, while assuming other operational responsibilities of the Company. He brings core leadership skills from his more than 40 years of experience in the HVAC/R distribution industry.

George P. Sape rejoined the Board in 2015 and previously served as a Watsco director from 2003 to 2014. Mr. Sape retired in 2015 as the Managing Partner of Epstein Becker and Green, P.C., a New York-based law firm, after 29 years. Mr. Sape previously served as Vice President and General Counsel for Organizations Resources Counselors, Inc., a consulting services provider to several Fortune 500 companies and has served as counsel or as an advisor to various congressional committees related to labor, education and public welfare. Mr. Sape is a member of the Compensation Committee and Nominating & Governance Committee. Mr. Sape brings core leadership skills from his experience as the managing partner of a large law firm and consulting for Fortune 500 companies as well as his experience in governance matters and through private company directorships.

Director Nominees

Cesar L. Alvarez rejoined the Board in 2017 after having previously served as a Watsco director from 1997 to 2015. Mr. Alvarez is Senior Chairman of the international law firm of Greenberg Traurig, P.A. (“Greenberg”). He previously served as Greenberg’s Executive Chairman beginning in 2012 and as Greenberg’s Chief Executive Officer from 1997 until his election as Executive Chairman. During his 15-year tenure as Chief Executive Officer and Executive Chairman, he led the firm to become one of the top ten law firms in the United States by leading its growth from 260 lawyers to approximately 1,850 lawyers in more than 36 locations in the United States, Europe, Asia and Latin America. Mr. Alvarez holds degrees in law as well as a Master in Business Administration. He brings significant entrepreneurial expertise, management experience and knowledge from his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies. Mr. Alvarez serves on the boards of Mednax, Inc. (chairman of the board and member of the executive committee), Intrexon Corporation n/k/a Precigen, Inc. (chair of the nominating and governance committee), and The St. Joe Company (member of the governance committee). He also served as a director of Fairholme Funds, Inc. until his retirement from its board early this year. Mr. Alvarez serves as our Co-Vice Chairman of the Board and is a member of the Strategy Committee.

Dr. Denise Dickins has served as a Board member since 2007. Since 2006, she has been employed by East Carolina University where she is a Professor of Accounting and Auditing, teaching courses in Auditing and Corporate Governance. From 2002 to 2006, while earning her Ph.D., she was an instructor of various accounting courses at Florida Atlantic University. Prior to that, she served in varying capacities with Arthur Andersen LLP from 1983 to 2002, including Partner in Charge of the South Florida Audit Division. Dr. Dickins is a certified public accountant and certified internal auditor and has served on the board of several publicly traded companies. Dr. Dickins brings auditing, accounting, and corporate governance skills to the Board. She serves as chair of the Audit Committee and Compensation Committee and is a member of the Nominating & Governance Committee.

Brian E. Keeley was appointed to the Board in 2018. Mr. Keeley is the President and Chief Executive Officer of Baptist Health South Florida, Inc. (“Baptist Health”), the largest not-for-profit healthcare organization in South Florida, with 10 hospitals, a network of more than 50 outpatient facilities and one of the nation’s largest international programs. Under his leadership, Baptist Health implemented transformational technologies throughout its organization and has been rated among Fortune’s “100 Best Companies to Work For” in America. Mr. Keeley is a former member and board chair of the Miami Branch of the Federal Reserve Bank of Atlanta. He is a member of the Audit Committee and the Strategy Committee. Mr. Keeley brings significant management, operational, financial, and technology execution skills to our Board.

Director Skills and Experience Matrix

The table below details the skills and experience each director brings to our Board:

Skills / Experience	Cesar L. Alvarez	J. Michael Custer	Denise Dickins	Brian E. Keeley	Bob L. Moss	Aaron J. Nahmad	Albert H. Nahmad	Steven (Slava) Rubin	George P. Sape
Public Company Board Service	X		X			X	X
Entrepreneurial	X			X	X	X	X	X
HVAC Industry / Distribution / Contractors					X	X	X
Government / Regulation	X	X	X	X	X				X
Technology / Innovation				X		X		X
Management / Leadership	X	X	X	X	X	X	X	X	X
Financial Reporting and Internal Controls		X	X	X	X	X	X		X
Corporate Governance	X		X	X		X	X
Social Diversity	X		X				X

CORPORATE GOVERNANCE

Overall Role of the Board

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. The Board’s mission is to maximize long-term shareholder value. Our Board oversees our business strategy and risk management process, establishes our overall corporate policies, selects and evaluates our executive management team, and acts as an advisor and counselor to executive management.

Watsco is a “controlled company” as defined by the New York Stock Exchange (referred to as the NYSE) because as a group our Chairman & CEO and our President maintain effective voting control of 51.7% of the combined voting power of our outstanding common stock as of April 3, 2020, the record date for the annual meeting. Our Chairman & CEO’s effective voting control has decreased from 62.0% in 2005 to 49.4% as of the record date. As a controlled company, Watsco is not required to comply with certain corporate governance policies required of other publicly traded companies. For example, the Board is not required to be composed of a majority of independent directors, and the Company is not required to have a Compensation Committee or a Nominating & Governance Committee. However, the Board strives to establish policies and procedures that it believes are in the best interests of the Company’s shareholders and therefore generally complies with the corporate governance policies applicable to all publicly traded NYSE-listed companies.

Board Leadership Structure

Role of Chairman & CEO. Our Board regularly reviews its structure and composition taking into consideration the Company’s performance and expectations for the future. Under the leadership of Albert H. Nahmad, Watsco’s annual total shareholder returns (the measurement of stock appreciation, including the reinvestment of dividends) on a compounded basis in comparison to the S&P 500 Index for each of the respective time periods were:

	Watsco	S&P 500
30 years	18.0%	10.0%
25 years	18.3%	10.2%
20 years	18.0%	6.1%
15 years	15.3%	9.0%
10 years	18.1%	13.6%

The Board believes this track record of success reflects Mr. Nahmad’s effective leadership and creativity in devising and executing the Company’s strategic initiatives and in confronting its challenges. As Chairman and CEO, he facilitates a strong collaboration between management and the independent members of the Board. The Board believes that the Company and its shareholders are best served by having Mr. Nahmad continue to serve as Chairman and CEO.

Co-Vice Chairman of the Board. Currently Messrs. Alvarez and Moss serve as the Co-Vice Chairmen of the Board. The primary responsibility of this role is to preside at all Board meetings at which the Chairman is not present, including regularly scheduled mandatory executive sessions of the independent directors held at least once a year, and apprise the Chairman of the issues considered. The development of more senior members of the Board as Vice Chairs is considered an important element of succession planning at the Board level.

Lead Independent Director. To facilitate and strengthen the Board’s independent oversight of the Company’s strategies, performance and succession planning, and to uphold effective governance standards, the Board has developed the role of a lead independent director. The position of lead independent director is currently held by Mr. Moss. As Lead Independent Director, Mr. Moss has the following duties and responsibilities:

•	Advise the Chairman as to an appropriate schedule of Board meetings.

•	Review and provide the Chairman with input regarding the agendas for the Board meetings.

•	Be available for direct communication with the Company’s shareholders.

•	Call meetings of the independent directors when necessary or appropriate.

•	Perform such other duties as the Board may from time to time determine necessary.

Risk Oversight. As part of regular Board and committee meetings, our directors consider important external and internal risks that may impact the Company. The full Board regularly reviews reports from management on various aspects of our business, including the risks disclosed in our most recent annual report filed on Form 10-K, and strategies and tactics to address identified risks. At least annually, the Board reviews our CEO succession plan as described in our Corporate Governance Guidelines. While the full Board has overall responsibility for risk oversight, it has delegated responsibility related to certain risks to the Audit Committee and Compensation Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting risks and monitors the effectiveness of the control and risk management processes established to manage these risks. The Compensation Committee has overall responsibility for overseeing the Company’s management of risks related to compensation for our named executive officers (referred to as NEOs), including our equity-based compensation plans.

Corporate Governance Guidelines. Watsco’s Board strongly supports effective corporate governance and has over many years developed and followed a program of strong corporate governance. Watsco’s Nominating & Governance Committee is responsible for reviewing and updating the Company’s Corporate Governance Guidelines on an annual basis. Our Corporate Governance Guidelines are published on our website at www.watsco.com and are available in print to any shareholder who requests them from our Secretary.

Director Independence. The Board has adopted guidelines for independent directors who serve on the Board that comply with applicable independence rules of the NYSE. Board member independence is reviewed at least annually to ensure that each non-management director and non-management director nominee satisfies the NYSE’s independence guidelines. Based on this review, the Board affirmatively determined that each of the following directors and director nominees is independent under the NYSE guidelines: Cesar L. Alvarez, J. Michael Custer, Dr. Denise Dickins, Brian E. Keeley, Bob L. Moss, Steven (Slava) Rubin, and George P. Sape.

Codes of Ethics and Conduct. The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers, and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risk to the Company. We maintain (i) an Employee Code of Business Ethics and Conduct that is applicable to all employees, and (ii) a Code of Conduct for Executives that is applicable to members of our Board, our NEOs, and other senior operating and financial personnel. There were no amendments or waivers from either code of conduct in 2019. Oversight of investigations of known or potential violations under either code of conduct is the responsibility of the Audit Committee. To obtain copies of our Codes of Ethics and Conduct, please see “Corporate Governance Documents” below.

Board Meetings. The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2019, the Board acted by unanimous written consent six times and held four meetings. In 2019, all directors attended 100% of the aggregate number of meetings of the Board and the respective committees on which the directors served. Independent directors meet at regularly scheduled executive sessions without management present. All our directors are encouraged to attend our annual meeting of shareholders and all did attend our annual meeting in 2019.

Board Committees. During 2019, the Board maintained an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee, each of which is composed entirely of directors meeting the applicable independence guidelines of the NYSE. Additionally, the Board maintained a Strategy Committee, originally established in March 2018, which is composed of both non-management directors and management directors. The focus of our Board-level activities is primarily long-term strategy, while the focus of our committee-level activities is primarily risk management and compliance. Board members are assigned to committees based on their independence, qualifications, experience, and availability. While our goal is to rotate Board members among committees, including chairmanships, we will never sacrifice independence, qualifications, experience, and availability for rotation.

The Audit, Compensation, and Nominating & Governance Committees operate under formal charters that govern their respective duties and conduct. All such charters are reviewed and evaluated annually by the applicable committee. Any recommended changes to the charters are submitted to the Board for its approval. Copies of the current committee charters are available on our website at www.investors.watsco.com, under the caption “Committees of the Board of Directors” within the Governance section. The charters are also available in print to any shareholder who requests them in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. Information contained on or accessible through our website is not a part of this Proxy Statement.

The table below provides current committee membership information and the number of meetings held in 2019:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Strategy Committee
Cesar L. Alvarez				X
J. Michael Custer	X
Denise Dickins	Chair	Chair	X
Brian E. Keeley	X			X
Bob L. Moss			Chair
Aaron J. Nahmad				X
Albert H. Nahmad				Chair
Steven (Slava) Rubin		X		X
George P. Sape		X	X
Number of Meetings Held	6	6	3	1

Audit Committee. The Audit Committee’s functions include overseeing the preparation, presentation, and integrity of our financial statements and internal control over financial reporting, the qualifications of our independent registered public accounting firm, compliance with legal and regulatory requirements, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our Board have established. The Audit Committee’s responsibilities additionally include, but are not limited to:

•

Appointing, terminating, compensating, retaining, evaluating, and overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

•	Pre-approving all non-audit services, if any, to be performed by our independent auditor.

•	Overseeing the activities of the Company’s internal audit function.

•	Reviewing our annual audited financial statements, quarterly financial statements, regulatory filings, earnings announcements and other public announcements regarding our results of operations.

•	Reviewing and approving related party transactions.

•	Establishing and overseeing processes and procedures for the receipt, retention, and treatment of complaints and employee submissions about accounting, internal controls or audit matters.

•	Overseeing administration of our codes of ethics and conduct, including procedures for dealing with reported violations to enable confidential and anonymous reporting of allegedly improper activities.

All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and all Audit Committee members qualify as “audit committee financial experts” as defined by applicable Securities & Exchange Commission (referred to as the SEC) rules and regulations and meet the current standard of requisite financial management expertise and independence as required by the NYSE and applicable SEC rules and regulations.

The Report of the Audit Committee, which is set forth in this Proxy Statement, further describes the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2019.

Compensation Committee. The Compensation Committee oversees our compensation programs, including our equity-based compensation plans. The Compensation Committee’s responsibilities, which may not be delegated, include, but are not limited to:

•	Establishing an executive compensation philosophy for the Company.

•

Designing and approving an executive compensation program that uses a mix of fixed and variable pay elements that support the Company’s executive compensation philosophy and emphasizes performance-based pay through incentive and other forms of longer-term compensation linked to Company performance and the creation of shareholder value, and recognizes Watsco’s goal to secure and retain the services of top performing talent.

•	Determining the CEO’s and President’s respective base salaries and incentive compensation arrangements.

•	Reviewing, administering, interpreting and making recommendations regarding the Company’s incentive compensation and equity-based compensation plans.

•	Conducting the performance evaluations of the CEO and President.

•

Considering the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act) and evaluating the relationship between risk management policies or practices and compensation.

•	Establishing a director compensation philosophy for the Company and periodically reviewing and making recommendations to the Board with respect to director compensation.

Nominating & Governance Committee. Our Nominating & Governance Committee’s purpose is to assist the Board in identifying individuals qualified to become members of our Board consistent with the criteria set forth in our Corporate Governance Guidelines, to help in the evaluation of the effectiveness of our Board and its individual members, and to review and update our corporate governance principles. The Board may assume, change or add additional activities from time-to-time to assure the effective operation of the Board. The Nominating & Governance Committee’s activities include, but are not limited to:

•	Assisting the Chairman and the Board by identifying individuals qualified to become Board members.

•	Recommending for the Board’s approval nominees for election to the Board by our shareholders.

•

Advising and making recommendations to the Board related to: (i) the composition and governance of the Board and its committees, (ii) the appointment of directors to committees of the Board, including chairpersons; and (iii) compensation programs for non-management members of the Board in consultation with the Compensation Committee.

•	Reviewing director independence with respect to continuing and prospective directors.

•	Overseeing the annual evaluation of the Board, its individual members and performing a self-evaluation of the Nominating & Governance Committee.

•	Evaluating risks and exposures and advising the Board regarding director and management succession planning, corporate governance and overall board effectiveness.

•	Making regular reports to the Board.

Strategy Committee. The Strategy Committee is responsible for the oversight of Watsco’s strategic initiatives and confers with the Board regarding major opportunities, threats, and other policy matters. The Strategy Committee focuses primarily on long-term matters rather than day-to-day operations.

Director Nominations. The Board considers candidates for director who are recommended by the Nominating & Governance Committee, by other Board members, and by management. The Nominating & Governance Committee annually reviews the performance and contributions of individual Board members. If a Board member is a candidate for re-election, then the Nominating & Governance Committee considers all aspects of such candidate’s qualifications and skills in the context of the Company’s needs at that point in time, as well as such person’s diversity of experience, unique perspectives, and social diversity. When considering candidates as potential new Board members, the Board and the Nominating & Governance Committee evaluate a candidate’s ability to contribute to such diversity. While not an exclusive list, the Nominating & Governance Committee considers the following important qualifications when evaluating a director candidate:

•	Commitment to representing the long-term interests of the Company’s shareholders.

•	Entrepreneurial background including business-building skills.

•	Technological savvy.

•	Leadership ability, including leadership development experience.

•	Personal and professional ethics, integrity, and values.

•	Practical wisdom and sound judgment.

•	Finance and accounting knowledge.

•	Familiarity with laws and regulations applicable to our business.

When evaluating re-nomination of existing directors, the Nominating & Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and, except for the management directors, their independence.

The Nominating & Governance Committee will consider candidates recommended by our shareholders pursuant to written applications submitted to the Nominating & Governance Committee, c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. The information required to be included in any such recommendation is set forth in our By-laws, and the general qualification and specific qualities and skills established by the committee for directors are described above. Although we have not adopted a formal policy regarding the consideration of candidates recommended by our shareholders, the Board believes that the procedures set forth in our By-laws are currently sufficient and that the establishment of a formal policy is not necessary.

Director Election – Majority Vote. Director nominees are elected by our shareholders based on a majority vote, voting as separate classes.

Director Compensation Philosophy. Consistent with our executive compensation philosophy described below, we measure success by our ability to create shareholder value over significantly long periods of time. Accordingly, our director compensation program is primarily designed to align director compensation with long-term shareholder returns. We also recognize that the required amount of Board member effort depends on several variables, including committee membership, and therefore varies among members. From time-to-time, independent compensation consulting firm, Pearl Meyer, provides the Compensation Committee with advice, various peer comparisons, and best practices with respect to director compensation.

Director Compensation. We have a Director Compensation Policy intended to attract, retain, and reward Board members who are not employees of the Company. In consideration for their level of effort and expertise, and in line with our long-term shareholder return focus, directors receive almost solely equity-based compensation. Non-management directors receive the following annually:

•	3,000 non-qualified stock options with a term of five years for Board service;

•	2,000 non-qualified stock options with a term of five years for service on a Board committee; and

•	cash compensation for chairpersons of Board committees as follows: Audit $30,000; Compensation $20,000; and Nominating & Governance $10,000.

Our designated Lead Director is also the chairperson of our Nominating & Governance Committee and therefore receives no additional compensation in this role. We do not provide any tax gross-ups to our non-management directors, all of whom are solely responsible for their respective tax obligations as a result of their equity and cash compensation for Board service. Directors are reimbursed for reasonable expenses incurred in connection with their activities as directors, including attendance at director-education seminars and conferences. Management directors do not receive any compensation for their service on the Board. The Nominating & Governance Committee reviews director remuneration along with the Compensation Committee and recommends to the Board any proposed changes to director compensation.

The following table sets forth the total compensation received by our non-management directors in 2019:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Cesar L. Alvarez	—		$75,540	$75,540
J. Michael Custer	—		$75,540	$75,540
Denise Dickins	$60,000	(2)	$135,972	$195,972
Brian E. Keeley	—		$105,756	$105,756
Bob L. Moss	—		$75,540	$75,540
Steven (Slava) Rubin	—		$105,756	$105,756
George P. Sape	—		$105,756	$105,756

(1)

Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company will recognize this share-based compensation expense over the relevant vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2019 Annual Report on Form 10-K.

(2)	Represents fees for service as Chair of the Audit, Compensation, and Nominating & Governance Committees.

The following summarizes stock option awards outstanding for each non-management director as of December 31, 2019:

Name	Outstanding Option Awards
Cesar L. Alvarez	13,000
J. Michael Custer	5,000
Denise Dickins	27,000
Brian E. Keeley	12,000
Bob L. Moss	14,000
Steven (Slava) Rubin	11,000
George P. Sape	17,000

Minimum Stock Ownership Requirement for Directors and Officers. To align the interests of our directors and NEOs with those of our shareholders, each director and NEO is required to meet the following minimum stock ownership requirements:

•	Each director must own Watsco stock or other equity with a value of at least $100,000;

•	our CEO and our President each must own Watsco stock or other equity with a value of at least $1,000,000; and

•	other NEOs each must own Watsco stock or other equity with a value of at least $250,000.

Our directors and NEOs have two years from the date they became directors or NEOs to comply with these ownership requirements. Compliance with the minimum stock ownership level will be determined on the date when the grace period set forth above expires, and annually on each December 31 thereafter, by multiplying the number of shares held by each director and officer and the average closing price of those shares during the preceding month. As of December 31, 2019, all our directors and NEOs satisfied these minimum requirements. The number of shares (or other equity instruments) held by our directors and NEOs as of December 31, 2019 is summarized in the Stock Ownership Table below.

Director Tenure & Refreshment. Directors may be re-elected at the end of their respective terms. The Board has not established term limits as we believe that directors who have developed insight into Watsco and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating & Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. With respect to our non-management directors and director nominees, as of the date of this Proxy Statement, four have served on the Board for more than five years (Mr. Alvarez, Dr. Dickins, Mr. Moss, and Mr. Sape), and three have served on the Board for less than five years (Mr. Custer, Mr. Keeley, and Mr. Rubin).

Management Succession. As reflected in our Corporate Governance Guidelines, one of the Board’s primary responsibilities includes planning for CEO succession and monitoring and advising on management’s succession planning for other NEOs, with the goal of establishing an effective succession plan. The Board routinely discusses management succession during its meetings, including during sessions held by the Company’s non-management directors.

Shareholder Proposals. Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2021 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary must receive shareholder proposals no later than December 25, 2020. Any shareholder proposal submitted other than for inclusion in the proxy materials, or to nominate a person for election as a director, for that meeting must be delivered to us no later than March 3, 2021, or such proposal will be considered untimely. Any such proposal must contain all of the information required by our By-laws. If a shareholder proposal is received after March 3, 2021, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2021 annual meeting of the shareholders.

Shareholder Engagement. The Board and management consider institutional shareholders as partners in our business and actively engage and communicate with them throughout the year. This engagement is accomplished through a combination of events, including an annual investor day (during which directors, officers, and a variety of leaders attend and participate), investor meetings, analyst conferences, non-deal road shows, telephone conferences, headquarter visits and fieldtrips to our business units. Our overall philosophy is to provide consistent access and build relationships with a long-term time horizon in mind. This engagement is not just held with investment decision-makers, but also with institutional shareholders’ corporate governance leaders. In 2019, we met with many of the institutions with investments in our Company and communicated with the primary proxy advisory services to discuss the Company’s track record, cultural foundations, and our unique use of restricted shares with long-term cliff-vesting as part of our compensation philosophy. More information can be found at www.watsco.com in the Investor Relations section.

Communications with the Company and the Board. Interested parties may communicate with the Company by letter addressed to Investor Relations, Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133, or by e-mail to Investor Relations, info@watsco.com.

Interested parties may also communicate with our Board by calling (800) 4WATSCO in the United States and leaving a message for the Lead Independent Director, or by e-mailing our Lead Independent Director at presidingdirector@watsco.com (which can also be accessed via our website at www.investors.watsco.com, under the caption “Lead Director” within the Governance section). Regardless of the method used, the Lead Independent Director will be able to view your unedited message and determine whether to relay your message to other members of the Board.

Corporate Governance Documents. Our website is at www.watsco.com. Please visit our investor relations website at www.investors.watsco.com under the section captioned “Governance” for the following:

•	Second Amended and Restated Articles of Incorporation and Second Amended and Restated By-laws,

•	Corporate Governance Guidelines and Director Independence,

•	Codes of Ethics and Conduct, and

•	Committee Charters (Audit, Compensation and Nominating & Governance).

These materials may also be requested in print by writing to our Investor Relations Department at Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Environmental and Social Policies. Please visit our investor relations website at www.investors.watsco.com under the section captioned “Governance” for the following:

•	Health and Safety Policies and

•	Human Rights Policy.

Advisory Board. In March 2019, the Board formed an Advisory Board to provide thoughts, advice, and non-binding recommendations to our Board. The Advisory Board is viewed as a resource that supports the Board by providing expert insight which complements the knowledge, understanding, and strategic thinking of the Board. The Advisory Board is not a Board committee or otherwise a part of the Board.

The Board may appoint up to six members to the Advisory Board with terms of three years. Advisory Board members receive compensation for their services as determined by the Board in its sole discretion. Members of the Advisory Board may include possible future Board members, former Board members, and other individuals whom the Board determines may be able to provide valuable insight. Members of the Advisory Board include:

Matt Ehrlichman

Mr. Ehrlichman was appointed to the Advisory Board in March 2020. He is the co-founder, CEO and Chairman of Porch, a consumer and social internet marketplace that connects homeowners with local home service professionals. Prior to Porch, Mr. Ehrlichman was the co-founder and CEO of Thriva until it was acquired by Active Network, where he served as the Chief Strategy Officer from 2007 to 2012. Mr. Ehrlichman received options to purchase 3,000 shares of Common stock upon his appointment to the Advisory Board. Our subsidiary Watsco Ventures, LLC, has invested $2,500,000 in Porch in connection with its goal of helping contractor customers grow and become more profitable.

John Macdonald

Mr. Macdonald was appointed to the Advisory Board in September 2019. He is the former President and CEO of Enercare, Inc., one of the largest home service companies in North America. Mr. Macdonald retired from Enercare in 2018 after it was acquired by Brookfield Infrastructure. He presently serves as Chairman of the Board of Parity, Inc., a Toronto-based computer software company using AI to reduce carbon emissions for multi-tenant buildings. Mr. Macdonald received options to purchase 3,000 shares of Common stock upon his appointment to the Advisory Board.

Terry Myerson

Mr. Myerson was appointed to the Advisory Board in June 2019. He was previously a member of the Senior Leadership Team at Microsoft Corporation, leading the development of Windows, Surface, Xbox and Microsoft Exchange over his 21-year career there. Mr. Myerson is currently an Operating Executive with The Carlyle Group, a leading private equity firm assisting portfolio companies with the design and execution of their technology strategies. He is also a Venture Partner at Madrona Venture Capital, the Pacific Northwest’s leading venture capital group, where he works with entrepreneurs on the next generation of innovation. Mr. Myerson received options to purchase 3,000 shares of Common stock upon his appointment to the Advisory Board.

Rachel Wilson

Ms. Wilson was appointed to the Advisory Board in July 2019. She has served as Head of Cybersecurity for Morgan Stanley Wealth Management and Investment Technology since April 2017. She is responsible for the cybersecurity of wealth and investment management systems and the integrity and confidentiality of client data. Prior to Morgan Stanley, Ms. Wilson spent 15 years at the National Security Agency (NSA), holding several key senior executive level leadership positions. Upon her appointment to the Advisory Board, Ms. Wilson received options to purchase 3,000 shares of Common stock.

Valerie Schimel

Ms. Schimel was appointed to the Advisory Board in March 2019. She is founder and Chief Executive Officer of Munchkin Fun LLC, a digital media company launched in 2012 to help Florida families spend quality time together. Ms. Schimel also serves as President of the Albert H. and Jane D. Nahmad Foundation, which supports education and youth development in Miami-Dade County, Florida. She is the daughter of Albert H. Nahmad.

Certain Relationships and Related Person Transactions

Our Audit Committee continuously monitors relationships and transactions in which the Company and our directors or NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest and may use outside legal counsel to assist in such determination. As required under SEC rules, transactions in which we are a participant and that involve an amount in excess of $120,000 and in which any related person had or will have a direct or indirect material interest are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee charter, the Audit Committee has established a formal process whereby it must pre-approve all related party transactions.

The Audit Committee considers the following factors, among others, in determining whether to approve transactions:

•	The interests of all related persons in the transaction.

•	Whether the terms are fair, on an arms-length basis and entered into in good faith on reasonable terms.

•	Whether the transaction is material and is beneficial to the Company.

•	The role the related person played.

•	The structure of the transaction.

Pursuant to its related-party transaction policy, the Audit Committee reviewed and approved the following transaction using the criteria set forth above:

Greenberg Traurig, P.A. serves as our principal outside counsel for compliance and acquisition-related legal services. Greenberg Traurig, P.A. has annual revenues in excess of $1 billion. Mr. Alvarez, a director, is the Senior Chairman of Greenberg Traurig, P.A. We paid Greenberg Traurig approximately $187,000 for services performed in 2019 and we anticipate this arrangement will continue. Mr. Alvarez has indicated this amount was not material to Greenberg Traurig, P.A., nor did Mr. Alvarez have a material direct or indirect interest in such payments.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by (i) each shareholder known by us to beneficially own more than 5% of either class of our voting securities, (ii) each of our directors and director nominees, (iii) each of our named executive officers, and (iv) our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as are required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, April 3, 2020. As of the record date, we had 32,756,082 shares of Common stock and 5,592,886 shares of Class B common stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Common stock Beneficially Owned (2)		Class B common stock Beneficially Owned (2)		Combined Percentage of Voting Power
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of either class of common stock:
BlackRock, Inc. (3)	3,783,457	11.6%	—	—	4.3%
The Vanguard Group (4)	3,045,859	9.3%	—	—	3.4%

Directors, Director Nominees and Named Executive Officers:

Albert H. Nahmad (5)	1,446	*	4,384,685	78.4%	49.4%
Aaron J. Nahmad (6)	2,944	*	200,232	3.6%	2.3%
Barry S. Logan (7)	120,672	*	108,037	1.9%	1.4%
Stephen F. Rush (8)	852	*	6,837	*	*
Ana M. Menendez (9)	70,387	*	44,904	*	*
Cesar L. Alvarez (10)	8,334	*	—	—	*
J. Michael Custer (10)	1,667	*	—	—	*
Denise Dickins (11)	26,519	*	—	—	*
Brian E. Keeley (12)	8,754	*	—	—	*
Bob L. Moss (13)	32,034	*	—	—	*
Steven (Slava) Rubin (10)	5,001	*	—	—	*
George P. Sape (14)	18,699	*	—	—	*
All directors, director nominees and named executive officers as a group (12 persons)(15)	297,309	*	4,744,695	84.8%	53.8%

*	Less than 1%.
(1)

Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.

(2)

Percentages are based on 32,756,082 shares of Common stock and 5,592,886 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and named executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)

Based on Schedule 13G/A filed on February 4, 2020. BlackRock, Inc., a parent holding company, has sole dispositive power over 3,783,457 of such shares and sole voting power over 3,651,358 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)

Based on Schedule 13G/A filed on February 12, 2020. The Vanguard Group, an investment advisor, has sole dispositive power over 3,045,859 of such shares, shared dispositive power over 17,034 of such shares, sole voting power over 16,622 of such shares and shared voting power over 4,623 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

The number of shares of Common stock indicated are owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust, referred to as the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 212,182 shares directly owned, (ii) 498,845 shares owned by various family-related trusts, (iii) 1,330,000 shares owned by Albert Capital LP, a limited partnership over which Mr. Nahmad maintains effective control, (iv) 26,030 shares owned by custodial accounts over which Mr. Nahmad is the custodian, (v) 1,415,622 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (vi) 756,560 shares issued under Restricted Stock Agreements held by the Albert H. Nahmad Revocable Trust, a trust over which Mr. Nahmad maintains effective control and (vii) 145,446 additional shares issued under Restricted Stock Agreements.

(6)

The number of shares of Common stock indicated consists of (i) 1,408 shares directly owned, (ii) 1,150 shares owned by Mr. Nahmad’s spouse and (iii) 386 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 63,605 shares directly owned and (ii) 136,627 shares issued under Restricted Stock Agreements.

(7)

The number of shares of Common stock indicated consists of (i) 9,000 shares directly owned, (ii) 2,472 shares owned pursuant to the 401(k) Plan, (iii) 450 shares owned in an Individual Retirement Account and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of shares issued under Restricted Stock Agreements.

(8)

The number of shares of Common stock indicated consists of shares owned pursuant to the 401(k) Plan and the number of shares of Class B common stock indicated consists of shares issued under Restricted Stock Agreements.

(9)

The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,433 shares owned pursuant to the 401(k) Plan and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 40,037 shares issued under Restricted Stock Agreements and (ii) 4,867 shares directly owned.

(10)

The number of shares of Common stock indicated consists of shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”).

(11)

The number of shares of Common stock indicated consists of (i) 7,519 shares directly owned and (ii) 19,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(12)

The number of shares of Common stock indicated consists of (i) 3,086 shares for which Mr. Keeley shares voting and dispositive power with his spouse and (ii) 5,668 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(13)

The number of shares of Common stock indicated consists of (i) 10,000 shares for which Mr. Moss shares voting and dispositive power with his spouse, (ii) 10,000 shares owned by a trust controlled by Mr. Moss’ spouse, (iii) 1,700 shares owned in an Individual Retirement Account, (iv) 1,000 shares owned by Mr. Moss’ spouse and (v) 9,334 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan. Mr. Moss disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.

(14)

The number of shares of Common stock indicated consists of (i) 8,031 shares directly owned and (ii) 10,668 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(15)	Includes shares beneficially owned by directors and named executive officers as described in footnotes (5)-(14).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2019, all applicable Section 16(a) filing requirements were complied with on a timely basis, except that a Form 4 in respect of 5,000 restricted shares of Class B common stock granted to Mr. Rush on April 1, 2019 and a Form 4 in respect of 837 shares of Common stock purchased by Mr. Keeley in December 2019 were not timely filed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2019 with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	584,675	(2)	$159.34	944,922	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	584,675		$159.34	944,922

(1)	See Note 10 to the consolidated financial statements included in our 2019 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)	Composed solely of Common stock.
(3)

Composed of 478,429 shares reserved for issuance under the 2014 Plan and 466,493 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan (referred to as the ESPP).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program is grounded in the principle that compensation should be highly dependent on long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our executive leadership team to remain solidly focused on long-term performance. Watsco’s entry into the HVAC/R distribution industry began in 1989 and, since that time, we have generated an 18% compounded annual growth rate of total shareholder return.

Our approach to long-term incentives is unique in comparison to other companies. Unlike most companies that award their officers and employees restricted shares that vest over a period of a few years, our restricted share awards cliff-vest toward the end of an employee’s career (usually age 62 or older). For employees extending their careers beyond age 62, vesting may occur even later. This means our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their respective careers with the Company. Restricted share awards are subject to significant market, performance, and forfeiture risks.

The Company began granting restricted shares in 1997. As of the record date, 89 of the Company’s key leaders hold restricted share awards that cliff-vest between 2020 and 2045. If, for any reason other than death or disability, a holder of restricted shares leaves the Company, his or her restricted shares are forfeited.

We believe granting long-duration restricted shares balances strategic risk-taking and long-term performance, creates an ownership culture, and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

As it relates to our NEOs, 97% of their restricted share awards have not yet vested. On a weighted-average basis, our NEO’s respective restricted share awards have been outstanding for approximately 13 years and will not begin to vest until 2022 for the Chairman & CEO and not until 2043 for the President. This long-term vesting demonstrates the program’s distinct nature and the long-term perspective that is at the core of the Company’s compensation philosophy, which is unique to Watsco.

This compensation discussion and analysis (referred to as CD&A) explains our executive compensation program for our NEOs listed below. It also describes the Compensation Committee’s process for making pay decisions in 2019.

Name	Title	Years at Watsco
Albert H. Nahmad	Chairman & Chief Executive Officer (CEO)	47
Aaron J. (A.J.) Nahmad	President	14
Barry S. Logan	Executive Vice President, Planning and Strategy & Secretary (EVP)	28
Stephen F. Rush	Executive Vice President & Chief Operating Officer (COO)	20
Ana M. Menendez	Chief Financial Officer & Treasurer (CFO)	21

2019 Business Performance. Watsco produced another year of record performance. As compared to 2018:

•	Earnings per share was a record $6.50.

•	Sales increased 5% to a record $4.8 billion.

•	Operating cash flow increased 97% to a record $336 million.

•	Dividend payments in 2019 increased 15% (our 45th consecutive year of paying dividends).

•	We completed several transactions in 2019, investing $148 million of capital in strong, market-leading businesses. Results of acquired businesses were accretive to 2019 results.

•	The variety of Watsco’s customer-obsessed technologies continued to gain adoption in the marketplace.

Philosophy, Culture & Performance

Executive Compensation Philosophy. We measure success by our ability to create shareholder returns over significantly long periods of time. The vision and leadership of our entrepreneurial business leaders are at the core of our performance and it is their continued commitment to drive sustainable growth that we believe will contribute to our ongoing success. To this end, we must attract, motivate and retain high-caliber talent.

Pay-For-Performance & Ownership Culture. For employees throughout Watsco, including our NEOs, we maintain a pay-for-performance culture that provides for a variety of potential rewards. Our equity-based plans include 401(k) matching contributions to eligible employees, a voluntary employee stock purchase plan, and the granting of stock options and restricted stock awards based on individual merit and performance. The equity-based compensation plans are intended to promote long-term performance and foster an “ownership culture” whereby management and employees think and act as owners of the Company. As described above, our restricted stock program is unique because an employee’s restricted shares vest entirely toward the end of his or her career (age 62 or later), subjecting such awards to significant market, performance, and forfeiture risks.

Concentrated Use of Long-Term Incentives Using Restricted Stock. For our Chairman & CEO, the President, and other NEOs, the primary component of long-term incentive compensation is restricted stock that cliff-vests at retirement. Long-term incentive compensation grants of restricted stock are subject to significant market, performance, and forfeiture risks, which means that our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their respective careers with the Company. This method has been consistent over the Company’s history and is rooted in the principle that long-term, equity-based compensation is the most effective method to balance the management of long-term opportunities along with long-term risks and to align the interests of executives with those of our shareholders. Due to the unusually long vesting periods and risks of forfeiture, the present value of such awards is likely significantly less than the “face value” when issued as reported in the Summary Compensation Table below. As of the record date, 89 of the Company’s key leaders, including the NEOs, hold restricted share awards that cliff-vest between 2020 and 2045.

The Company believes this balance of risk and reward over long periods is more effective than more conventional equity-based programs that provide considerably shorter-term vesting and payouts, and effectively aligns the development of employee wealth and shareholder wealth. The program also serves as an important method to retain key leaders for the duration of their careers.

Overall Performance. Total shareholder return (referred to as TSR) measures share price appreciation plus the reinvestment of dividends. The Company views total shareholder return as the simplest and most fundamental method of measuring long-term value creation for shareholders and considers it as a metric in determining long-term incentive awards. Based on data provided by FactSet Research Systems Inc. (referred to as FactSet), the Company’s compounded annual growth rate (referred to as CAGR) in comparison to a variety of public-company market indices as of December 31, 2019 was as follows:

Our 5-year, 10-year, 15-year and 20-year TSR, and our 25-year TSR of 18.3%, demonstrates the sustained level of performance of our Company over long periods of time. These results are also important in assessing the Company’s business strategy, quality of leadership, culture and the relative effectiveness of our compensation practices. Based on further analysis of data from FactSet, the Company’s performance ranks as follows:

Number of U.S. public companies with a market capitalization of greater than $2 billion at December 31, 2019	1,411
Number of these companies that exceed 10% 25-year CAGR for TSR	418
Number of these companies that exceed 15% 25-year CAGR for TSR	134
Watsco’s rank for TSR out of the 1,411 companies studied	#46

Governance, Compensation Actions & Summary of Details

Compensation Governance Practices. We believe that our executive compensation program promotes sound governance standards and includes many shareholder-friendly features, such as:

•	86% of NEO compensation for 2019 is performance-based, consisting of restricted stock with lengthy cliff-vesting periods.

•	Clawback policy.

•	Prohibition on short sales, hedging, and pledging of the Company’s common stock.

•	No significant perquisites.

•	No severance agreements.

•	No employment agreements, other than with the Chairman & CEO.

•	Cap on the value of equity compensation that may be earned by the Chairman & CEO and President.

•	No defined benefit program or supplemental executive retirement plans.

•	No backdating or repricing of equity-based share awards.

•	Routine consultation with independent compensation advisors.

•	Annual independence assessment of advisors to the Compensation Committee.

•	Annual risk assessment by the Compensation Committee related to the Company’s compensation policies.

Determination of Executive Compensation. The Board delegates responsibility for determining the compensation structure of our Chairman & CEO and our President to the Compensation Committee. For our other NEOs, our Chairman & CEO determines their compensation after review and consultation with the Compensation Committee. The Compensation Committee currently consists of three independent directors appointed by the Board. In providing input regarding the other NEOs’ compensation, the Compensation Committee considers each NEO’s responsibilities, the overall financial performance of the Company, the performance of the department or function that such NEO leads, and their collective success in meeting the Company’s strategic priorities. The Compensation Committee has the opportunity to meet with the NEOs at various times during the year, which allows the Compensation Committee to form its own independent evaluation of each individual’s performance.

The Compensation Committee has engaged Pearl Meyer, an independent compensation consulting firm, to provide advice, relevant market data, various peer group comparisons, and best practices with respect to the compensation of our Chairman & CEO and President. The Compensation Committee assessed the independence of Pearl Meyer based on the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is raised by Pearl Meyer’s work for the Compensation Committee.

Elements of Executive Compensation. NEO compensation may consist of base salary, an annual cash incentive, and restricted share awards, the composition of which is determined annually. As described above, our core executive compensation philosophy focuses on long-term performance which typically results in base salaries that may be considered by some to be below market, and in long-term restricted stock-based incentives that may be considered by some to be above market. We believe such comparisons are not meaningful as: (1) our long-term incentive awards are highly-aligned with shareholder returns, while many other companies’ are not, (2) long-term incentives are required to be reported in the Summary Compensation Table at their values on the date of grant, not on their cliff-vesting dates, and (3) resulting operational outcomes such as the long-term tenure of our executive team and long-term shareholder returns are often ignored.

Base Salary. Base salary is designed to adequately compensate and reward the NEOs for their day-to-day performance. The Compensation Committee determines base salary for our Chairman & CEO and for our President. Our Chairman & CEO determines base salaries for our other NEOs after review and consultation with the Compensation Committee. When setting and adjusting each NEO’s salary level, the executive’s roles and responsibilities, experience, potential, and performance are considered. Other factors are considered such as the annual merit increase, if any, paid to all other Company employees, demand in the labor market for the particular executive, general business conditions, and succession planning. These factors are not weighted. Adjustments to base salary are discretionary and based on an overall collective assessment of all these factors.

2018 Salary Reductions Continued in 2019. In 2018, our NEOs accepted salary reductions in response to a broader Company-wide strategy to reduce overall costs. These reduced levels continued throughout 2019. The base salary of Mr. Rush, who was promoted to COO on April 1, 2019, was voluntarily reduced 50% to $150,000 effective April 1, 2020 as a measure of response to the COVID-19 pandemic.

Peer Comparisons. Given the uniqueness and concentration of compensation related to the long-term vesting periods of our restricted stock program, the Compensation Committee has determined that neither base salary nor any other element of executive compensation is directly comparable to peer group or compensation survey data. Instead, reasonable judgment is used to set a base salary that, when combined with all other compensation elements, results in a competitive pay package intended to align with the executive compensation philosophy of the Company, while retaining high-performing executives. This unique philosophy is regularly discussed and evaluated through extensive institutional shareholder engagement. The Compensation Committee believes the program’s philosophy and effectiveness have been accepted and validated over the years.

Annual Cash Incentives. In 2019, our President was eligible to receive an annual cash incentive of up to $450,000 based on the achievement of specified performance criteria established by the Compensation Committee, which included: (a) a targeted run-rate for e-commerce sales; (b) improvement of inventory turns to a stated goal following the launch of various supply-chain technologies; (c) a sales growth target for certain product lines; (d) operating income growth of 10%; and (e) progress on certain longer-range technology initiatives associated with Watsco Ventures. The performance criteria was not achieved, therefore the Compensation Committee did not award our President an annual cash incentive under this arrangement for 2019.

Our EVP, COO and CFO may receive a discretionary annual cash incentive as determined by our Chairman & CEO after review and consultation with the Compensation Committee. Some of the factors considered include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that person leads, and an assessment of his or her collective achievement of strategic priorities. No cash incentives were paid to our EVP, COO or CFO for 2019.

Long-Term Share-Based Incentive Compensation. Our long-term share-based incentive compensation plan is administered through the 2014 Plan. As of December 31, 2019, the 2014 Plan had approximately 280 participants, including the NEOs. Awards may consist of: (i) non-qualified stock options that vest in installments over three and four years from the date of grant, and (ii) awards of restricted stock with long duration vesting periods (generally age 62 or later). For the NEOs, as described above, our philosophy is heavily weighted toward awards of restricted stock, which create an owner-oriented culture; therefore, the discretionary allocation between non-qualified stock options and restricted stock generally favors the latter. For 2019, no stock options were awarded to the NEOs.

Restricted stock awards are subject to forfeiture until certain specified events occur (upon reaching age 62 or later, death, long-term disability, or a change in control of the Company). Shares of restricted stock awarded include the right to vote and the right to receive dividends. Awards of restricted stock may be in either shares of Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of the restriction period. Generally, restricted shares of Class B common stock have been awarded as the Board considers long-term continuity, stability and consistency of culture as important long-term contributors to the Company’s future success. The Company also believes other stakeholders, including its largest vendor partners, are comforted by and have made long-term commitments to the Company as a result of this long-term continuity, stability, and consistency.

The grant date fair value of the awards shown in the Summary Compensation Table is calculated at the date of grant (the NYSE-quoted market price of one share of Class B common stock multiplied by the number of shares awarded) and is amortized, net of estimated forfeitures, ratably over the period from the date of grant through the date of cliff-vesting. Due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that, collectively, the present value of such awards may be as much as 50% less than the grant date fair value.

A summary of restricted stock awards currently held by our NEOs, including the range of years during which such shares were granted, the range of cliff-vesting dates, and the weighted-average years remaining until the cliff-vesting date is reached as of December 31, 2019 was as follows:

Name	Common Shares	Class B Common Shares	Range of Years for Grants of Restricted Stock Awards(1)	Range of Dates for Cliff-Vesting of Restricted Stock Awards(2)	Weighted average Years Remaining Until Cliff-Vest Date
Albert H. Nahmad	—	2,317,628	1997 through 2019	October 2022, 2026 and 2028	4.4 years
Aaron J. Nahmad	—	136,627	2011 through 2019	October 2043 and 2045	24.0 years
Barry S. Logan	108,750	108,037	1997 through 2017	December 2024 and 2026	5.3 years
Stephen F. Rush	—	6,837	2015 through 2019	April 2020 and April 2024	3.2 years
Ana M. Menendez	40,000	40,037	1999 through 2017	December 2026 and 2028	7.8 years

(1)	The Company has granted restricted awards to our NEOs over the years summarized above in a manner described in the CD&A.
(2)	Vesting for restricted shares is generally toward the end of the NEOs careers (usually age 62 or older).

Use of Objective, Simple Performance Metrics to Determine Share-Based Compensation. The Company uses two performance metrics to determine whether share-based compensation is awarded to its Chairman & CEO and its President: (i) growth in earnings per share (EPS) and (ii) growth in stock price. If either increases, then restricted stock is awarded. If neither increases, then there is no restricted stock award in that year. As an example, no restricted stock awards were granted to our Chairman & CEO in 2007 or 2008 due to EPS and stock price performance at that time.

The use of these criteria is centered on the philosophy that total long-term shareholder return is the primary method of determining the success of the Company. We also believe EPS and stock price are objective, simple and require no interpretation. The Compensation Committee recognizes that external factors can impact our stock price in the short-term, but we believe that there is an equal chance that such external factors can be positive or negative. A greater consideration is that the ultimate value an award under our cliff-vesting program is not known on the date of the award – but rather the date they vest, which can be years or decades after an award is made. Short-term external factors become irrelevant over such a long period of vesting, and solely long-term performance will dictate long-term value.

EPS is defined as diluted EPS calculated in accordance with U.S. generally accepted accounting principles, referred to as GAAP. We do not consider any “non-GAAP” adjustments to EPS that have the effect of increasing EPS. Common stock price is the closing date price of Watsco’s shares as reported by the NYSE.

Compensation & Long-Term Incentive for Our Chairman & CEO. The Chairman & CEO’s compensation is composed of base salary and a restricted share award contingent upon the attainment of specified performance criteria. He is not eligible to receive any cash incentive.

Mr. Nahmad’s annual salary was $580,000 in 2019, reflecting a 20% reduction versus the prior level in connection with cost reduction efforts. Mr. Nahmad’s salary was adjusted to $600,000 effective January 1, 2020. Subsequently, Mr. Nahmad’s salary was voluntarily reduced 50% to $300,000 effective April 1, 2020 as a measure of response to the COVID-19 pandemic.

In terms of his long-term incentive award, the Compensation Committee determines annual performance factors within the first 90 days of each calendar year and formalizes such factors as an amendment to the Chairman & CEO’s employment agreement (such agreement and amendments are referred to as the Employment Agreement). The 2019 amendment to the Employment Agreement was filed with the SEC as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and is incorporated herein by reference. We refer to this amendment as the 2019 Amendment.

The 2019 Amendment provides that a 2019 performance award, if any: (a) shall be made through a grant of restricted Class B common shares with a cliff-vest date of October 15, 2028, subject to forfeiture prior to this date as set forth in the restricted stock agreement; (b) is subject to his employment for the entire year unless the Compensation Committee specifically determines otherwise; (c) is subject to a maximum of $20 million; and (d) shall use the following performance factors to determine the amount of the award:

EPS growth

(i) No incentive is earned if 2019 EPS did not exceed $6.49(1), or

(ii) $61,000 in value is awarded for each one cent of EPS growth in 2019 (if less than $6.81(2)), or

(iii) $91,000 in value is awarded for each one cent of EPS growth in 2019 (if equal to or greater than $6.81(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $139.14(3) on December 31, 2019, or

(ii) $1,700 in value awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if less than $166.97(4)), or

(iii) $2,500 in value is awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if equal to or greater than $166.97(4))

(1)	Represents 2018 EPS.
(2)	Represents a 5% increase over 2018’s EPS.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2018.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2018.

Watsco’s 2019 EPS was $6.50 per share and the price of its Common stock increased from $139.14 to $180.15 as of December 31, 2019. The calculated gross value of the 2019 award earned by our Chairman & CEO was approximately $10.3 million (56,823 restricted Class B common shares) as reflected in the Summary Compensation Table. Mr. Nahmad also received $125.00 in cash in lieu of fractional shares.

Compensation & Long-Term Incentive for Our President. Our President’s 2019 compensation program included: (i) an initial base salary of $650,000, which was reduced in 2018 by 15% to an annual rate of $552,500 in connection with company-wide cost reduction efforts, (ii) eligibility for an annual cash incentive of up to $450,000 as described above, and (iii) eligibility for a long-term incentive award in the form of Class B common stock, which cliff-vest on October 17, 2043, contingent upon the attainment of specified performance criteria (limited to $8 million in 2019). His base salary was adjusted to $600,000 effective January 1, 2020. Subsequently, his salary was voluntarily reduced 50% to $300,000 effective April 1, 2020 as a measure of response to the COVID-19 pandemic.

The long-term incentive award, if any, is divided into two components:

(a) To recognize current-year performance, 75% of the award amount will be issued in 2020, referred to as the “Current-Year Performance Award,” and

(b) To recognize the importance of shareholder value over a longer period, 25% of the amount is issued as restricted stock units (RSUs) that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance over the three-year period ending December 31, 2021, referred to as the “Three-Year Performance Award.” Generally, RSUs will convert one-for-one if the average annual stock price increase is 10% or greater for the three-years and two-for-one if the average annual stock price increase is 20% or greater.

For 2019, our President’s equity-based incentive used the following performance criteria factors:

EPS growth

(i) No incentive is earned if 2019 EPS did not exceed $6.49(1), or

(ii) $26,000 in value is awarded for each one cent of EPS growth in 2019 (if less than $6.81(2)), or

(iii) $39,000 in value is awarded for each one cent of EPS growth in 2019 (if equal to or greater than $6.81(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $139.14(3) on December 31, 2019, or

(ii) $700 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if less than $166.97(4)), or

(iii) $1,100 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if equal to or greater than $166.97(4))

(1)	Represents 2018 EPS.
(2)	Represents a 5% increase over 2018’s EPS.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2018.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2018.

Watsco’s 2019 EPS was $6.50 per share and the price of its Common stock increased from $139.14 to $180.15 as of December 31, 2019. The calculated gross value of the President’s 2019 award was approximately $4.5 million and comprised (a) a Current-Year Performance Award of approximately $3.4 million paid by issuing 18,748 shares of restricted Class B common stock with a cliff-vest date of October 17, 2043, subject to forfeiture as contained in the restricted stock agreement and $63 in cash in lieu of fractional shares, and (b) a Three-Year Performance Award of RSUs valued at approximately $1.1 million, which may be converted into shares of Class B restricted stock if the following three-year growth targets are achieved:

Average Annual Three-Year Increase in Watsco’s Share Price (2019 through 2021)	RSU Conversion Factor
0%	0%
10%	100%
20% (maximum)	200%

Our President’s Three-Year Performance Award for 2018 consisted of RSUs valued at approximately $0.7 million, which may be converted into shares of Class B restricted stock if the above growth targets for the three-year period ending December 31, 2020 are achieved. The Compensation Committee has discretion to determine the RSU conversion factor based on the achieved growth rates. Restricted shares of Class B common stock, if any, issued pursuant to this award will cliff-vest on October 17, 2043, and are subject to the terms, conditions and risks of forfeiture contained in the related restricted stock agreements.

Our President’s Three-Year Performance Award with respect to 2017 was approximately $0.8 million. The Compensation Committee determined an RSU conversion factor of 50% based on the stock-price performance growth of 9% over the three-year period ended December 31, 2019. Accordingly, outstanding RSUs were converted into 2,138 shares of restricted Class B common shares that were issued to our President with a cliff-vest of October 17, 2043. $89 was also paid in cash in lieu of fractional shares.

Valuation of Restricted Shares. Although restricted shares granted in 2019 are presented in the Summary Compensation Table at grant date fair value, calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated market and forfeiture risks, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that, collectively, the present value of such awards may be as much as 50% less than the grant date fair value.

Long-Term Incentives for our Other NEOs. For our other NEOs, the Chairman & CEO considers and recommends discretionary restricted share awards, which are subject to the review and approval of the Compensation Committee. The decision to grant restricted stock awards to our other NEOs is based on the subjective weighting of the following criteria, together with the overall performance of the Company:

•	The individual’s personal contribution toward Company performance and overall achievements.

•	The current level of equity held by such NEO in comparison to other NEOs.

•	The NEO’s role and tenure with the Company.

•	The NEO’s prospective retirement age (which is generally when vesting occurs).

•	The compensation cost of the awards to the Company.

In 2019, the Compensation Committee approved an award of 5,000 restricted shares of Class B common stock to Mr. Rush upon his promotion to COO. No restricted shares were awarded to our EVP and CFO in 2019.

Benefits Programs. Our NEOs are eligible to participate in our health and welfare plans (medical, dental, vision, life and other insurance), a 401(k) plan, employee stock purchase plan and other programs that are generally available to all employees.

Personal Aircraft Usage. Pursuant to his employment agreement, our Chairman & CEO has limited access to our corporate aircraft for personal use (up to 70 hours during 2019). The President may also use the aircraft subject to authorization by the Compensation Committee (there was no such use in 2019). The value of any use is included in annual compensation. We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine personal use of the aircraft. The value of the personal use of the Company aircraft reported as compensation is determined following the Internal Revenue Service guidelines, which may be different than the Company’s aggregate incremental cost of such use.

Pension Plans. We do not provide a defined benefit pension plan or supplemental executive retirement plan.

Employment Agreements. There are no employment agreements with our NEOs, except for our Chairman & CEO.

Severance Plan. We do not have severance agreements with any of our NEOs, except for the established termination provisions set forth in our Chairman & CEO’s Employment Agreement.

Clawback Policy. The Company maintains a clawback policy whereby the Company has the ability to require that NEOs reimburse the Company for all or any portion of any incentive or equity-based compensation for the preceding three years in the event of a material restatement of the Company’s financial statements or if the NEOs engaged in fraud or criminal misconduct related to the Company or its business.

Stock Option Backdating & Repricing. We do not and have not backdated or repriced stock option awards.

Hedging and Pledging of Shares Prohibited. Directors and NEOs are prohibited from entering into hedging transactions related to Watsco shares or pledging shares as collateral for any loans.

Certain Tax Considerations. Under Section 162(m) of the Internal Revenue Code (referred to as Section 162(m)), public companies may generally not take a tax deduction for nonperformance-based compensation, and, effective January 1, 2018, for performance-based compensation in excess of $1.0 million paid to named executive officers, including the Chairman & CEO or any of the next three most highly compensated officers. However, performance-based compensation payable pursuant to contracts entered into prior to November 2, 2017 does not count against the $1.0 million deduction limit. Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives. The Compensation Committee has not adopted a policy that all compensation must be deductible, believing in the importance of retaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our Compensation Committee monitors the tax impacts of our compensation policies and practices.

Risk Considerations in our Compensation Programs. We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Shareholder Advisory Vote on Executive Compensation

Shareholders are asked annually to cast non-binding advisory votes to approve the executive compensation of our NEOs. In 2019, we presented our shareholders with a non-binding advisory proposal to approve the compensation of our NEOs. A majority of votes cast by our Common shareholders and Class B shareholders voting separately voted in favor of the proposal (80% of the combined votes cast). The Committee considers the results of the advisory votes on executive compensation together with the Company’s compensation philosophy, as described in this CD&A, when considering executive compensation arrangements, including any changes to the executive compensation program. The next non-binding advisory vote to approve the executive compensation of our NEOs will be held on June 1, 2020 at our upcoming annual meeting. Please see Proposal No. 2 contained in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.

During 2019, no member of the Compensation Committee was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our NEOs served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The following independent directors, who comprise the Compensation Committee, provide this report:

COMPENSATION COMMITTEE

Denise Dickins, Chair
Steven (Slava) Rubin
George P. Sape

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total Compensation ($)
Albert H. Nahmad (3) Chief Executive Officer	2019	$580,000	—	$10,313,375	$125	$310,597	$11,204,097
	2018	$657,863	—	$6,187,958	$42	$271,835	$7,117,698
	2017	$725,000	—	$7,245,199	$11	$195,586	$8,165,796

Aaron J. Nahmad (4) President	2019	$552,500	—	$3,790,809	$152	$5,600	$4,349,061
	2018	$604,856	—	$3,266,869	$108	$5,500	$3,877,333
	2017	$650,000	$200,000	$2,328,651	$167	$4,050	$3,182,868

Barry S. Logan (4) Executive Vice President	2019	$369,750	—	—	—	$5,200	$374,950
	2018	$404,788	—	—	—	$5,200	$409,988
	2017	$435,000	$100,000	$414,360	—	$4,050	$953,410

Stephen F. Rush (4)(5) Chief Operating Officer	2019	$270,411	—	$721,350	—	$5,418	$997,179

Ana M. Menendez (4) Chief Financial Officer	2019	$297,500	—	—	—	$5,600	$303,100
	2018	$325,692	—	—	—	$5,500	$331,192
	2017	$350,000	$100,000	$448,860	—	$4,050	$902,910

(1)

The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Compensation expense related to restricted stock awards is recognized over the relevant vesting period for each NEO. The annual expense for the 2019 restricted stock awards to be included in the Company’s annual financial results is approximately $1,055,000 for Albert H. Nahmad’s restricted stock award (vesting date is October 15, 2028), approximately $144,000 for Stephen F. Rush’s restricted stock award (vesting date is April 1, 2024) and approximately $153,000 for Aaron J. Nahmad’s restricted stock awards (vesting date is October 17, 2043). Although such awards are presented in the Summary Compensation Table at grant date fair value computed in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards may be as much as 50% less than the respective values presented in the table above. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2019 Annual Report on Form 10-K.

(2)	Represents the cash value of fractional shares earned in connection with an annual incentive award.
(3)

For Albert H. Nahmad, “all other compensation” in 2019 included (i) $5,600 related to the 401(k) Plan matching contribution, (ii) $9,566 related to additional health insurance benefits paid by the Company for Mr. Nahmad and his spouse, such as deductibles and co-insurance, among others, and (iii) $295,431 related to Mr. Nahmad’s use of our aircraft for personal travel pursuant to his Employment Agreement.

(4)	For Aaron J. Nahmad, Mr. Logan, Mr. Rush, and Ms. Menendez, “all other compensation” comprises 401(k) Plan matching contributions.
(5)	Mr. Rush was promoted to a principal operating officer on April 1, 2019.

Comparison of CEO Compensation to Total Shareholder Return. The following chart represents the comparison for the last five calendar years of (i) our Chairman & CEO’s total compensation as summarized in the Summary Compensation Table, (ii) compensation actually paid (consisting of his base salary), and (iii) total shareholder return (share price appreciation plus the reinvestment of dividends) for each of the last five calendar years.

2019 Grants of Plan-Based Restricted Stock Awards

This table discloses the number of restricted stock awards granted to our NEOs during 2019 and the grant date fair value of these awards. No stock options were granted to our NEOs during 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards									Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)			Target ($)			Maximum ($)			Threshold (#)	Target (#)	Maximum (#)(4)
Albert H. Nahmad	12/31/19		—			—			—		—	—	—	56,823	(2)		$10,313,375
Aaron J. Nahmad	12/31/19 12/31/19 12/31/19	$	— 0 —	(3)	$	— 1,134,275 —	(3)	$	— 2,268,550 —	(3)	— — —	— — —	— — —	18,748 — 2,138	(2) (4)	$ $	3,402,762 — 388,047
Stephen F. Rush	04/01/19		—			—			—		—	—	—	5,000			$721,350

(1)

The grant date fair value of the restricted stock awards represents the total amount of share-based compensation expense that will be recognized over the vesting period, which extends to October 15, 2028 for Albert H. Nahmad and October 17, 2043 for Aaron J. Nahmad. Annual expense to be included in the Company’s financial results in prospective years is approximately $1,055,000 for Albert H. Nahmad’s restricted stock award, approximately $144,000 for Stephen F. Rush’s restricted stock award and approximately $153,000 for Aaron J. Nahmad’s restricted stock awards. Although such awards are presented in the above table at grant date fair value calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards may be as much as 50% less than the grant date fair value.

(2)	Represents the 2019 long-term incentive award for our Chairman & CEO and the Current-Year Award for our President. For further information, see the discussion in the CD&A above.
(3)

Represents the amount of our President’s 2019 Current-Year Performance Award that may be issued dependent upon the Company’s stock price performance measured for the three-year period ended December 31, 2021.

(4)	Represents our President’s 2017 Three-Year Performance Award. For further information, see the discussion in the CD&A above.

Outstanding Equity Awards at December 31, 2019

The following table summarizes stock awards outstanding at December 31, 2019 for the NEOs. All such awards represent non-vested restricted stock. There were no stock option awards outstanding for the NEOs at December 31, 2019.

Name	Restricted Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Albert H. Nahmad	2,260,805	$410,336,108
Aaron J. Nahmad	115,741	$21,006,992	$663,000
Barry S. Logan	216,787	$39,200,028
Stephen F. Rush	6,837	$1,240,916
Ana M. Menendez	80,037	$14,472,716

(1)

The market value is based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2019, as reported by the NYSE. Shares vest upon dates specified in the restricted stock agreements or upon earlier death, disability or upon a change in control of the Company.

(2)

Represents the value of RSUs related to our President’s 2018 Three-Year Performance Award that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance for the three-year period ending December 31, 2020. As of December 31, 2019, the achievement level with respect to this metric was estimated at target. Accordingly, the value of the RSUs that are expected to convert into shares of Class B restricted stock reported in the table reflect the amount based on target performance. The actual number of RSUs that will convert to Class B restricted stock for the 2018 Three-Year Performance Award is not yet determinable.

Potential Payments upon Termination or Change of Control

Agreements for awards of restricted stock have provisions that provide for accelerated vesting due to a change in control of the Company, or upon the death or disability of the executive. If vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. There are no other agreements or arrangements with our NEOs that provide for compensation or other benefits upon a change in control of the Company.

The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2019, along with the amount of unrecognized share-based compensation that would be recognized in our consolidated statement of income. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time that a change of control occurs.

Name	Stock Options	Restricted Stock(1)	Unrecognized Share-Based Compensation(2)
Albert H. Nahmad	—	$420,649,482	$57,509,249
Aaron J. Nahmad	—	$24,797,801	$15,879,999
Barry S. Logan	—	$35,597,028	$2,045,930
Stephen F. Rush	—	—	—
Ana M. Menendez	—	$9,968,966	$1,729,964

(1)

This value is based on the respective closing prices on the NYSE for shares of our Common stock and Class B common stock on December 31, 2019, multiplied by the number of restricted shares of Common stock or Class B common stock, as applicable that would have been subject to accelerated vesting. The amount realized would be taxable compensation to the NEO and, subject to the provisions of Section 162(m), would result in significant tax benefits for the Company.

(2)	Represents the amount of share-based compensation expense that would be immediately recognized in the event of accelerated vesting.

PAY RATIO

As a result of rules the SEC adopted as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the total annual compensation of our CEO to the median total annual compensation of our employees for the year ended December 31, 2019. The methodology used to identify the median employee, as well as compensation measure used for this analysis, are described below.

Identification of Median Employee

In 2019, we selected December 31, 2019 as the date for identifying our median employee. For the purpose of identifying the median employee, we included all active employees (excluding the CEO) as of December 31, 2019, which consisted of 5,766 individuals, with 5,180 employees located in the U.S. and 586 located outside of the U.S. We then excluded our 188 non-U.S. employees from Mexico as permitted by the SEC’s de minimis exemption, which allows for exclusion of employees in countries outside of the U.S. where a small number of our employees are located, to identify the median employee.

Compensation Measure

The compensation measure used for employees (excluding the CEO) was total annual cash compensation for 2019, which comprised base salary, bonus, commissions, and other cash payments including overtime pay and auto allowance, if applicable, all of which was gathered from company payroll data. We annualized compensation for active employees who worked only a partial year during 2019. Compensation for employees in Canada was converted into U.S. dollars using the weighted average exchange rate for the year ended December 31, 2019. The compensation measure used for our CEO was total annual compensation as required by the SEC for reporting in the Summary Compensation Table (see page 28 of this Proxy Statement).

The 2019 total annual compensation of our CEO was $11,204,097 and the median employee, excluding our CEO, was $52,908, resulting in a ratio of 212:1. This pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their respective compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our philosophy is to pay our employees competitively with comparable positions in the applicable labor market. We follow this approach in all the countries in which we operate whether it be a senior management level position or hourly job at one of our 606 locations. By doing so, we believe we maintain a high-quality, more stable workforce.

Supplemental Pay Ratio Disclosure

The required compensation measure used for our CEO and included in the pay ratio above does not represent his annual cash compensation. As described in the section titled “Compensation & Long-Term Incentive for Our Chairman & CEO” beginning on page 23 of this Proxy Statement, total compensation includes the grant date fair value of $10,313,375 for a restricted stock award that does not vest until 2028. Excluding this restricted stock award, the annual cash compensation of our CEO was $890,722, and the pay ratio of our CEO to our median employee was 17:1.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Nominating & Governance Committee recommended for nomination, and the Board of Directors nominated the following persons for election as members of our Board of Directors at the 2020 annual meeting of shareholders.

Name	Term Expiring
Common stock
Brian E. Keeley	2023 annual meeting of shareholders

Class B common stock
Cesar L. Alvarez	2023 annual meeting of shareholders
Denise Dickins	2023 annual meeting of shareholders

The section titled “Directors & Executive Officers” beginning on page 5 of this Proxy Statement contains more information about the leadership skills and other experience that caused the Nominating & Governance Committee and the Board of Directors to determine that these nominees should serve as directors of the Company.

We believe that each of these directors possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our shareholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background and professional experience, together they comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2 – NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your non-binding advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement under the heading “Compensation Discussion and Analysis” including the tables that follow. Your vote is solely advisory and, therefore, will not be binding on the Company; however, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

The Board encourages shareholders to read the Compensation Discussion and Analysis, including the tables that follow, to review the correlation between compensation and performance.

The Board remains committed to sound corporate governance practices and shares the interest of shareholders in maintaining effective executive compensation. The Board believes that our executive compensation, which is focused on the Company’s long-term value, has a proven record of effectively driving the Company’s performance as a result of the continued leadership of these named executive officers and believes that it will assist us in retaining our senior leadership team.

We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to Watsco’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE ON A NON-BINDING ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee selected and appointed KPMG as our independent registered public accounting firm for the 2020 fiscal year. KPMG has served as Watsco’s independent registered accounting firm since 2009. In selecting KPMG as the Company’s independent registered accounting firm for 2020, the Audit Committee considered several factors, including:

•	The professional qualifications of KPMG, the lead audit partner, and other key engagement personnel.

•	KPMG’s independence and its processes for maintaining its independence.

•	KPMG’s depth of understanding of Watsco’s business, accounting policies and practices, and internal control over financial reporting.

•	the appropriateness of KPMG’s fees for audit and non-audit services.

•	the results of KPMG’s most recent PCAOB inspection report.

•	the results of management’s and the Audit Committee’s annual evaluations of the qualifications, performance and independence of KPMG.

Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the appointment of KPMG to our shareholders for ratification. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion.

A representative from KPMG is expected to attend the 2020 annual meeting of shareholders and will have the opportunity to make a statement, if he or she desires to do so, and answer questions, if any.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM FOR THE 2020 FISCAL YEAR.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed to us by KPMG for the years ended December 31, 2019 and 2018. There were no audit-related fees or other fees billed to us by KPMG for the years ended December 31, 2019 and 2018.

Year	Audit Services	Audit-Related Services	Tax Services	Other Non-Audit Services	Total
2019	$2,120,000	-	$365,000	-	$2,485,000
2018	$1,886,000	-	$269,000	-	$2,155,000

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for appointing, terminating, compensating, retaining, evaluating, and overseeing the work of the independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence or if such services would in any way negatively impact the quality of the audit conducted.

Prior to the annual engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, KPMG submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services. Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services. Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. There were no audit-related services provided by KPMG in 2019 or 2018.

Tax Services. Tax services consist of services rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services. Other non-audit services are any other permissible work that is not an Audit, Audit-Related or Tax Service. There were no other non-audit services provided by KPMG in 2019 or 2018.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Audit Committee consists of Chair, Denise Dickins, and members, J. Michael Custer and Brian E. Keeley. The Board has determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, and each has been designated as an audit committee financial expert, as defined by NYSE listing standards and SEC rules. Although designated as audit committee financial experts, the Audit Committee Chair and members are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) assist the Board in its oversight responsibilities relating to (i) the preparation, presentation and integrity of the Company’s financial statements and internal control over financial reporting, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors and (iv) the Company’s compliance with legal and regulatory requirements; and (b) prepare the Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the shareholders on an annual basis. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2019, the Audit Committee formally met and held discussions with management, the Company’s VP of Internal Audit and Compliance, and KPMG, the Company’s independent registered public accounting firm, five times. In addition, members of the Audit Committee had numerous informal conversations with the Company’s financial management, internal auditors, and independent auditors. The Audit Committee discussed with management, internal auditors, and KPMG, the Company’s audited consolidated financial statements, interim financial statements, system of internal control over financial reporting, and policies and procedures designed to reduce the likelihood of events of non-compliance with rules and regulations, including discussions of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including the item reported as a Critical Audit Matter in the report of the independent auditor. The Audit Committee reviewed the annual plan and scope of work to be performed by internal audit and KPMG, and throughout the year, routinely met outside of the presence of management with both internal audit and KPMG to discuss their respective audit results, evaluations of Watsco’s internal controls, and the overall quality of Watsco’s financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with KPMG those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

The Audit Committee also discussed with KPMG the firm’s independence from the Company and its management team, and reviewed the written disclosures and letter from KPMG pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services, if any, with KPMG’s independence.

Based upon the reports and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

AUDIT COMMITTEE

Denise Dickins, Chair

J. Michael Custer

Brian E. Keeley

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN
Executive Vice President and Secretary
April 24, 2020

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR COMMON STOCK

2020 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $0.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2020 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 1, 2020, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)

FOR ALL [     ] WITHHOLD ALL [     ] FOR ALL EXCEPT [     ] To elect Brian E. Keeley as a Common stock director until the Annual Meeting of Shareholders in 2023, or until his respective successor is duly elected and qualified, except for the following nominee(s)                                                       (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of a non-binding advisory resolution regarding the compensation of our named executive officers.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters, which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2019 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 24, 2020.

Date: , 2020

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2020 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $0.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2020 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 1, 2020, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)

FOR ALL [     ] WITHHOLD ALL [     ] FOR ALL EXCEPT [     ] To elect Cesar L. Alvarez as a Class B common stock director until the Annual Meeting of Shareholders in 2023 and to elect Denise Dickins as a Class B common stock director until the Annual Meeting of Shareholders in 2023, or until their respective successors are duly elected and qualified, except for the following nominee(s)                                                       (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of a non-binding advisory resolution regarding the compensation of our named executive officers.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2019 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 24, 2020.

Date: , 2020

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.